                                                          EXHIBIT 16 TO FORM 8-K


September 28, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated September 28, 2000, of Powercerv Corporation and are in agreement with the statements contained in the paragraphs therein except that we have no basis to agree or disagree with the following statements of the registrant contained therein:

1. Effective September 26, 2000, the Registrant, Powercerv Corporation (the "Company") appointed Grant Thornton LLP as its independent accountant for the remainder of 2000.

2. The Company's change of accountants was approved by the Company's Board of Directors at a telephonic meeting held on September 21, 2000.

3. During the past two fiscal years and the subsequent interim period preceding the engagement by the Company of Grant Thornton LLP as its independent accountant, the Company did not consult Grant Thornton LLP regarding any matters of the type set forth in item 304(a)(2) of Regulation S-K.




/s/ Ernst & Young LLP






















                                                               Page 4 of 4 Pages